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                                                                  Exhibit 11
                              J. C. PENNEY COMPANY, INC.
                            and Consolidated Subsidiaries

                      Computation of Net Income Per Common Share
                      __________________________________________
                  (Amounts in millions except per common share data)





                                                   39 Weeks Ended
                                ________________________________________________
                                  October 30, 1999           October 31, 1998
                               Shares         Income      Shares         Income
                               ______         ______      ______         ______

     Basic
     _____

     Net income                               $  348                     $  387
     Dividend on Series B ESOP
       convertible preferred
       stock (after-tax)                         (27)                       (28)
                                              _______                    _______
     Adjusted net income                         321                        359

     Weighted average number of
       shares outstanding        259.0                      253.3
                                ______        ______       ______        _______
                                 259.0        $  321        253.3        $  359
                                ======        ======       ======        ======

     Net income per
       common share                           $ 1.24                     $ 1.42
                                              ======                     ======



     Diluted

     Net income                               $  348                     $  387
     Dividend on Series B ESOP
       convertible preferred stock
       (after-tax)                               (27)
     Assumed additional contribution
       to ESOP if preferred stock is
       fully converted                            -                          (1)
                                              _______                     ______
     Adjusted net income                         321                        386

     Weighted average number of
       shares outstanding
       (basic)                   259.0                      253.3
     Dilutive common
       stock equivalents:
         Stock options and other
         dilutive effect           0.5                        2.0
     Convertible
       preferred stock             -                         16.7
                                ______        _______      ______        ______
                                 259.5        $  321        272.0        $  386
                                ======        ======       ======        ======

     Net income per common share              $ 1.24                     $ 1.42
                                               =====                     ======